EXHIBIT 99.1

FOR IMMEDIATE RELEASE
January 24, 2008

Contacts:                                            Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911
Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES
FOURTH QUARTER AND FULL YEAR 2007 EARNINGS

HIGHLIGHTS
•	Earnings for the year of $32.4 million, up from $32.1 million in 2006.
•	Fourth quarter 2007 earnings were $7.3 million compared to $8.3 million a year ago
•	Total assets at $3.18 billion, a 25% increase from one year ago.
•	Strong organic loan and deposit growth
•	Core deposits at 67% of total deposits.
•	Revenue for the quarter of $37 million, up 18% from one year ago; revenue for the year of $137 million, up 12% from 2006.
•	Lacey and Bellingham offices open, bringing retail network to 55 branches serving 10 counties in Washington and Oregon.

TACOMA, Washington---Columbia Banking System, Inc. (Nasdaq: COLB) today announced net income of $7.3 million for the quarter ended December 31, 2007, compared to $8.3 million for the same quarter of 2006.  These results reflect a $1.8 million, one-time non-cash accrual for litigation liabilities in the fourth quarter stemming from membership in the Visa USA network.  Additionally, organic loan growth was stronger than anticipated, exceeding $70 million for the quarter, resulting in an increased provision for loan losses of $1.4 million.  On a diluted per share basis, net income for the quarter was $0.41, a decline from $0.52 in 2006.  The decrease in diluted earnings per share was primarily attributed to increased compensation costs due to our expansion efforts, the Visa litigation liability, a declining net interest margin and additional shares outstanding as a result of Columbia’s third quarter 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp.

For the year ended December 31, 2007, net income increased $278,000 to $32.4 million, up 1% from $32.1 million for 2006.  On a diluted per share basis, earnings for the year were $1.91, a decrease of 4% from $1.99 in the prior year.

Results for the fourth quarter and the year reflect the financial consolidation of Mountain Bank Holding Company and Town Center Bancorp, which were both acquired on July 23, 2007; consequently, the fourth quarter and year-to-date 2006 financial information does not include the results of the two organizations.  For comparative purposes, the table below breaks out the mix of organic growth from the growth resulting from our acquisitions.

(in millions)	Loans	Deposits
Beginning Balance at 12-31-2006	$1,709	$2,023
Acquired by Acquisition	287	305
Organic Growth	287	170
Ending Balance at 12-31-2007	$2,283	$2,498

Revenue (net interest income plus noninterest income) was $36.8 million for the fourth quarter of 2007, up 18% from $31.1 million one year ago.   Revenue for 2007 totaled $136.6 million, up 12% from $122.4 million for the year 2006.  The efficiency ratio increased to 62.83% and 61.33% for the fourth quarter and year to date 2007 as compared to 57.41% and 58.95% for the same periods in 2006.  The increase in the efficiency ratio is due to our investments in our expansion efforts, as well as falling short-term interest rates.

 Return on average assets and return on average equity for the quarter was .92% and 8.63%, respectively, compared to 1.31% and 13.28%, respectively, for the same period in 2006. Return on average assets and return on average equity for the year were 1.14% and 11.19%, respectively, compared with 1.30% and 13.50% for 2006. Excluding the one-time charge for the Visa litigation liability, return on average equity was 9.98% and 11.57% for the fourth quarter and year-to-date 2007, respectively.

Return on average tangible equity for the quarter was 13.08%, compared to 15.49% for the same quarter last year.  Return on average tangible equity for the year was 14.53%, compared to 15.88% for 2006.  Return on average tangible equity, a non-GAAP performance measure, is used by

Columbia’s management in recognition of the goodwill created by acquisitions, providing a more consistent comparison with pre-acquisition performance.

Melanie J. Dressel, President and Chief Executive Officer, said, “We achieved significant milestones in 2007 as a result of our continuing growth in deposits and market share, reaching over $3 billion in assets, $2.5 billion in deposits, and over $2 billion in loans. Our loan growth of 34% was attained through strong internal growth as well as through our acquisitions, and we have maintained healthy diversity in our portfolio. Our continued focus on developing and deepening customer relationships has resulted in our ability to grow deposits despite intense competitive pressures.”

Ms. Dressel continued, “We expanded our geographic footprint into important markets, as we partnered with two well-respected organizations.  Our reputation in the communities we serve has allowed us to continue to attract talented bankers who bring their experience and specific knowledge of their market areas to our culture of customer service.  Last year, we invested in our growth as we hired a commercial banking team for our Bellevue South office, greatly expanded our Bellevue Private Banking team, added residential construction lending expertise, opened a new location in Lacey, and established our new Bellingham branch around an experienced group of retail bankers.”

Ms. Dressel further noted, “Our challenge continues to be managing the fine line between growth and profitability while adapting to an ever-changing and uncertain economic climate. We are asset sensitive, which means our assets reprice more quickly than our liabilities.  The 100 basis point drop in short-term rates through December 31, 2007, coupled with having greater than 40% of our loan portfolio tied to prime or other indexes, resulted in a 14 basis point decline in our net interest margin for both the fourth quarter and full-year 2007 when compared to the same period in the prior year.”  A one basis point drop in the net interest margin is equal to a decline in net interest income of approximately $260,000 per year.

At December 31, 2007, Columbia’s total assets were $3.18 billion, an increase of 25% from $2.55 billion at December 31, 2006.  Total loans were $2.28 billion at December 31, 2007, up 34% from December 31, 2006, and total securities decreased $32.1 million to $573 million at December 31,

2007, a decrease of 5% from the prior year.  Total deposits increased 23% from December 31, 2006, ending at $2.50 billion at December 31, 2007.  Core deposits totaled $1.67 billion at year-end 2007, comprising 67% of total deposits.

Columbia’s Visa, Inc. (“Visa”) litigation reserve expense relates to an October, 2007 restructuring of Visa. As a result of the restructuring, Visa issued shares of common stock to its financial institution members in contemplation of its initial public offering (“IPO”) expected to occur in 2008.  After the restructuring, member financial institutions became guarantors of Visa’s liabilities based upon their proportionate share of the membership base.  On November 7, 2007, Visa announced that it had reached a settlement to resolve certain restraint of trade litigation brought by American Express. For the 4th quarter 2007, Columbia recognized a pre-tax charge of approximately $1.8 million, or $0.06 per diluted common share, related to the American Express settlement and the remaining litigation. Of this $1.8 million, $612,000 is the Company's proportionate share of the American Express settlement and $1.16 million is the Company's estimate of the fair value of potential losses related to the remaining litigation in accordance with FASB Interpretation No. 45.

At this time the Company will not reflect any value for its membership interest in Visa as a result of the restructuring. However, if the anticipated IPO is completed, it is expected that Visa will fund an escrow account with a portion of the proceeds.  The escrow account will be for the settlement of Visa’s liabilities associated with restraint of trade actions brought against them.  The fair value of the Company's proportionate Visa interest will be realized, based upon the value of shares utilized to establish the escrow account (limited to the amount of the obligation recorded) and shares redeemed for cash. The Company anticipates that its proportionate share of the Visa IPO proceeds will more than offset the liabilities recorded in relation to Visa’s litigation matters.

Operating Results

Quarter and Year-Ended December 31, 2007

Net Interest Income

Net interest income for the quarter increased 19% to $29.6 million, from $24.8 million for the same quarter in 2006, primarily due to increased loan volumes. Columbia’s net interest margin decreased to 4.29% in the fourth quarter of 2007 from 4.43% for the same quarter last year.   The compression on net interest margin resulted from increased competition for loans, slower core deposit growth and an increasing reliance on higher cost deposits and borrowings to fund loan growth.  Total revenue was $36.8 million for the quarter, up 18% from $31.1 million in the same quarter of 2006.

Average interest-earning assets grew to $2.84 billion during the quarter, an increase of 23% compared with $2.31 billion during the same quarter of 2006.   The yield on average interest-earning assets increased 16 basis points (a basis point equals 1/100 of 1%) to 7.21% during the quarter compared with 7.05% during the same quarter of 2006.  During the same period, average interest-bearing liabilities increased to $2.29 billion or 27% from $1.80 billion in 2006. The cost of average interest-bearing liabilities increased 26 basis points to 3.62% during the quarter, from 3.36% in the same quarter of 2006.

 For the twelve months ended December 31, 2007, net interest income increased 11% to $108.8 million from $97.8 million in 2006. During 2007, the Company’s net interest margin decreased to 4.35% from 4.49% for 2006.  Total revenue for the year was $136.6 million, an increase of 12% from $122.4 million for 2006.  Average interest-earning assets grew to $2.60 billion during 2007, compared with $2.27 billion during 2006. The yield on average interest-earning assets increased 38 basis points to 7.25% during 2007, from 6.87% in 2006.  In comparison, average interest-bearing liabilities grew to $2.08 billion compared with $1.77 billion for 2006. The cost of average interest-bearing liabilities increased 59 basis points to 3.63% during 2007 from 3.04% in 2006.

Noninterest Income

Noninterest income for the quarter was $7.2 million, an increase of $875,000, or 14% from the same quarter in 2006.  The increase is primarily due to increases in service charges, miscellaneous loan fees and other fee income.  For the year, noninterest income was $27.7 million, an increase of $3.0 million from $24.7 million for 2006.

Noninterest Expense

Total noninterest expense for the quarter was $25.7 million, an increase of 39% from $18.6 million for the same quarter in 2006. This increase is primarily due to the addition of the acquisitions in the third quarter 2007, expenses associated with employee compensation and benefits as well as the one-time non-cash accrual for the Reserve for Visa litigation.  Employee compensation and benefits expenses increased $2.5million, or 26%, during the fourth quarter as compared to the same period last year.  This increase is attributable to the third quarter 2007 acquisitions as well as the continued expansion of our retail branch and commercial lending units.  These expansion efforts assisted in contributing an additional $5.9 million in production revenue (defined as loan interest income plus noninterest income less interest expense), an increase of 25% from the fourth quarter of 2006. Noninterest expense for the year was $88.8 million, an increase of 17% from $76.1 million from the prior year.

Nonperforming Assets and Loan Loss Provision

The provision for credit losses for the fourth quarter of 2007 was $1.4 million, an increase of $176,000, or 14.3% from the third quarter of 2007 and $457,000, or 48.1%, from the fourth quarter of 2006. The increase in the provision for credit losses from a year ago reflected growth in the loan portfolio, particularly the residential construction portfolio, and higher non-performing asset levels as Columbia’s credit quality metrics continue to normalize from historically low levels.  For the quarter and the year, organic loan growth was $70 million, an increase of 12.6%, and $287 million, or $16.8%, respectively.

As expected, nonperforming assets increased during the fourth quarter of 2007.    Total nonperforming assets were $14.6 million at December 31, 2007, compared with $10.4 million at September 30, 2007, and $3.5 million at December 31, 2006.  Nonperforming assets increased $4.2 million during the fourth quarter of 2007 compared with the third quarter of 2007. A single credit

accounted for approximately $2.1 million, with the balance comprised of several smaller credits.   This increase reflected continued stress in real estate-related lending, including construction lending and industries impacted by the slowing housing market. With the continuing pressure in the homebuilding industry, management feels it is reasonable to expect nonperforming assets to increase moderately over the next several quarters. As of December 31, 2007, Columbia’s ratio of nonperforming assets to total assets was 0.46% compared to 0.14% as of December 31, 2006, which was the lowest level of nonperforming loans in the company’s history.

Net charge-offs in the fourth quarter of 2007 were $188,000 compared with net charge-offs of $382,000 in the third quarter of 2007 and $1,694,000 in the fourth quarter of 2006.  The ratio of the allowance for credit losses to period-end loans was 1.17%at December 31, 2007, compared with 1.15% at September 30, 2007, and 1.18% at December 31, 2006.

Ms. Dressel noted, “While nonperforming assets increased during the fourth quarter, the growth was moderate. More importantly, net charge-offs were $380,000 or 0.02%, of total loans for the full year.  While we are not immune to the instability in the residential real estate markets and mortgage-related industries, we continue to be committed to maintaining a well-diversified loan portfolio.  As the economy of the Pacific Northwest changes, we will maintain a prudent approach to credit quality, and expect to add to our allowance for loan loss as appropriate to ensure we maintain adequate reserves.”

Expansion Activities

Ms. Dressel noted, “In 2007, we made continued progress toward our stated goal to become a Pacific Northwest regional community bank through both de novo branching and strategic acquisitions that make economic sense for our shareholders.  Our acquisitions of Mountain Bank Holding Company and Town Center Bancorp during the third quarter added a total of twelve branches to our strong retail network.  During the 4th quarter, we opened our long-awaited Lacey branch, as well as a new branch location in Bellingham, bringing our total to 55 branches serving 10 counties in Washington and Oregon.

Conference Call

Columbia will discuss the quarterly and year-end results on a conference call on Thursday, January 24, 2008 at 1:00 PST.  Interested investors, analysts, media representatives and the public are invited to listen to this discussion by calling 1-888-318-7969; Conference ID code 30252038.    A conference call replay will be available from approximately 3:00 p.m. PST on January 24 through midnight PST on Thursday, January 31, 2008.  The conference call replay can be accessed by dialing
1-800-642-1687 and entering Conference ID code 30252038.

Annual Meeting of Shareholders

Columbia Banking System’s Annual Meeting of Shareholders will be held at 1:00 PST on April 23, 2008, at the Greater Tacoma Convention & Trade Center; 1500 Broadway, Tacoma, Washington.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is a Tacoma-based bank holding company whose wholly owned banking subsidiaries are Columbia Bank and Bank of Astoria, which operate a combined total of 55 branches. Columbia Bank is a Washington state-chartered full-service commercial bank. With the July 23, 2007 completion of the acquisitions of Mountain Bank Holding Company and Town Center Bancorp, Columbia Bank has 50 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 7 branches in King and Pierce counties. Bank of Astoria, a federally insured commercial bank headquartered in Astoria, Oregon, operates four branches in Clatsop County: Astoria, Warrenton, Seaside and Cannon Beach; and one branch in Manzanita in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

# # #

Note Regarding Forward-Looking Statements
This news release includes forward looking statements, which management believes are a benefit to shareholders.  These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy.  The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements.   Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.  In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:  (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.

FINANCIAL STATISTICS
Columbia Banking System, Inc.

	Three Months Ended		Twelve Months Ended
Unaudited	December 31,		December 31,
(in thousands, except per share amounts)	2007	2006	2007	2006
Earnings
Net interest income	$29,562	$24,750	$108,820	$97,763
Provision for loan and lease losses	$1,407	$950	$3,605	$2,065
Noninterest income	$7,199	$6,324	$27,748	$24,672
Noninterest expense	$25,736	$18,560	$88,829	$76,134
Net income	$7,298	$8,341	$32,381	$32,103
Per Share
Net income (basic)	$0.41	$0.52	$1.93	$2.01
Net income (diluted)	$0.41	$0.52	$1.91	$1.99

Averages
Total assets	$3,131,122	$2,517,836	$2,837,162	$2,473,404
Interest-earning assets	$2,836,045	$2,310,502	$2,599,379	$2,265,393
Loans	$2,241,893	$1,688,600	$1,990,622	$1,629,616
Securities	$572,412	$602,075	$581,122	$623,631
Deposits	$2,487,356	$2,024,108	$2,242,134	$1,976,448
Core deposits	$1,632,722	$1,459,281	$1,544,056	$1,433,395
Shareholders' Equity	$335,510	$249,202	$289,297	$237,843

Financial Ratios
Return on average assets	0.92%	1.31%	1.14%	1.30%
Return on average equity	8.63%	13.28%	11.19%	13.50%
Return on average tangible equity(1)	13.08%	15.49%	14.53%	15.88%
Average equity to average assets	10.72%	9.90%	10.20%	9.62%
Net interest margin	4.29%	4.43%	4.35%	4.49%
Efficiency ratio (tax equivalent) (2)	62.83%	57.41%	61.33%	58.95%

	December 31,
Period end	2007	2006
Total assets	$3,178,713	$2,553,131
Loans	$2,282,728	$1,708,962
Allowance for loan and lease losses	$26,599	$20,182
Securities	$572,973	$605,133
Deposits	$2,498,061	$2,023,351
Core deposits	$1,671,659	$1,473,701
Shareholders' equity	$341,731	$252,347

Book value per share	$19.03	$15.71
Tangible book value per share	$13.29	$13.68

Nonperforming assets
Nonaccrual loans	$14,005	$2,414
Restructured loans	456	1,066
Other real estate owned	181	--
Total nonperforming assets	$14,642	$3,480

Nonperforming loans to period-end loans	0.63%	0.20%
Nonperforming assets to period-end assets	0.46%	0.14%
Allowance for loan and lease losses to period-end loans	1.17%	1.18%
Allowance for loan and lease losses to nonperforming loans	183.94%	579.94%
Allowance for loan and lease losses to nonperforming assets	181.66%	579.94%
Net loan charge-offs	$380 (3)	$2,712 (4)

(1) Annualized net income, excluding core deposit intangible asset amortization, divided by average daily shareholders’ equity, excluding average goodwill and average core deposit intangible asset.
(2) Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost (gain) of OREO, reserve for VISA litigation liability and mark-to-market adjustments of interest rate floor instruments.
(3) For the twelve months ended December 31, 2007.
(4) For the twelve months ended December 31, 2006.

FINANCIAL STATISTICS
Columbia Banking System, Inc.

	Period End
Unaudited	December 31,
(in thousands)	2007	2006
Loan Portfolio Composition
Commercial business	$762,365	$617,899
Real Estate:
One-to-four family residential	60,991	51,277
Five or more family residential and commercial	852,139	687,635
Total Real Estate	913,130	738,912
Real Estate Construction:
One-to-four family residential	269,115	92,124
Five or more family residential and commercial	165,490	115,185
Total Real Estate Construction	434,605	207,309
Consumer	176,559	147,782
Subtotal loans	2,286,659	1,711,902
Less: Deferred loan fees	(3,931)	(2,940)
Total loans	$2,282,728	$1,708,962
Loans held for sale	$4,482	$933
Deposit Composition
Demand and other noninterest bearing	$468,237	$432,293
Interest bearing demand	478,596	414,198
Money market	609,502	516,415
Savings	115,324	110,795
Certificates of deposit	826,402	549,650
Total deposits	$2,498,061	$2,023,351

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.

	Three Months Ended
Unaudited	Dec 31	Sept 30	Jun 30	Mar 31	Dec 31
(in thousands, except per share amounts)	2007	2007	2007	2007	2006
Earnings
Net interest income	$29,562	$28,860	$25,695	$24,703	$24,750
Provision for loan and lease losses	$1,407	$1,231	$329	$638	$950
Noninterest income	$7,199	$7,631	$6,741	$6,177	$6,324
Noninterest expense	$25,736	$22,425	$20,266	$20,402	$18,560
Net income	$7,298	$9,256	$8,544	$7,283	$8,341

Per Share
Net income [basic]	$0.41	$0.53	$0.53	$0.45	$0.52
Net income [diluted]	$0.41	$0.53	$0.53	$0.45	$0.52

Averages
Total assets	$3,131,122	$2,969,197	$2,654,863	$2,586,025	$2,517,836
Interest-earning assets	$2,836,045	$2,702,487	$2,460,603	$2,392,372	$2,310,502
Loans	$2,241,893	$2,102,281	$1,846,163	$1,765,692	$1,688,600
Securities	$572,412	$572,124	$582,378	$597,952	$602,075
Deposits	$2,487,356	$2,382,881	$2,090,273	$2,001,136	$2,024,108
Core deposits	$1,632,722	$1,610,523	$1,485,966	$1,444,210	$1,459,281
Shareholders' Equity	$335,510	$301,499	$262,905	$256,292	$249,202

Financial Ratios
Return on average assets	0.92%	1.24%	1.29%	1.14%	1.31%
Return on average equity	8.63%	12.18%	13.04%	11.52%	13.28%
Return on average tangible equity	13.08%	15.81%	15.04%	13.38%	15.49%
Average equity to average assets	10.72%	10.15%	9.90%	9.91%	9.90%
Net interest margin	4.29%	4.40%	4.36%	4.37%	4.43%
Efficiency ratio (tax equivalent)	62.83%	59.23%	60.04%	63.39%	57.41%

Period end
Total assets	$3,178,713	$3,122,744	$2,660,946	$2,676,204	$2,553,131
Loans	$2,282,728	$2,212,751	$1,859,592	$1,833,852	$1,708,962
Allowance for loan and lease losses	$26,599	$25,380	$21,339	$20,819	$20,182
Securities	$572,973	$577,712	$570,742	$599,306	$605,133
Deposits	$2,498,061	$2,477,794	$2,117,325	$2,081,026	$2,023,351
Core deposits	$1,671,659	$1,637,530	$1,472,206	$1,518,797	$1,473,701
Shareholders' equity	$341,731	$329,969	$259,773	$261,329	$252,347

Book value per share	$19.03	$18.45	$16.07	$16.17	$15.71
Tangible book value per share	$13.29	$12.79	$14.06	$14.16	$13.68

Nonperforming assets
Nonaccrual loans	$14,005	$9,983	$4,972	$2,580	$2,414
Restructured loans	456	257	985	806	1,066
Other personal property owned	--	--	32	--	--
Other real estate owned	181	181	--	--	--
Total nonperforming assets	$14,642	$10,421	$5,989	$3,386	$3,480

Nonperforming loans to period-end loans	0.63%	0.46%	0.32%	0.18%	0.20%
Nonperforming assets to period-end assets	0.46%	0.33%	0.23%	0.13%	0.14%
Allowance for loan and lease losses to period-end loans	1.17%	1.15%	1.15%	1.14%	1.18%
Allowance for loan and lease losses to nonperforming loans	183.94%	247.85%	358.22%	614.86%	579.94%
Allowance for loan and lease losses to nonperforming assets	181.66%	243.55%	356.30%	614.86%	579.94%

Net loan (recoveries) charge-offs	$188	$382	$(191)	$1	$1,694

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.
	Three Months Ended		Twelve Months Ended
(Unaudited)	December 31,		December 31,
(in thousands except per share)	2007	2006	2007	2006
Interest Income
Loans	$43,646	$33,016	$156,253	$123,998
Taxable securities	4,547	4,833	18,614	20,018
Tax-exempt securities	1,998	1,918	7,923	7,042
Federal funds sold and deposits with banks	247	263	1,427	617
Total interest income	50,438	40,030	184,217	151,675

Interest Expense
Deposits	17,313	12,071	59,930	40,838
Federal Home Loan Bank advances	2,948	2,600	11,065	10,944
Long-term obligations	573	522	2,177	1,992
Other borrowings	42	87	2,225	138
Total interest expense	20,876	15,280	75,397	53,912

Net Interest Income	29,562	24,750	108,820	97,763
Provision for loan and lease losses	1,407	950	3,605	2,065
Net interest income after provision for loan and lease losses	28,155	23,800	105,215	95,698

Noninterest Income
Service charges and other fees	3,685	3,019	13,498	11,651
Merchant services fees	2,029	1,948	8,373	8,314
Gain on sale of investment securities, net	--	26	--	36
Bank owned life insurance (“BOLI”)	507	427	1,886	1,687
Other	978	904	3,991	2,984
Total noninterest income	7,199	6,324	27,748	24,672

Noninterest Expense
Compensation and employee benefits	12,338	9,796	46,703	38,769
Occupancy	3,299	2,692	12,322	10,760
Merchant processing	883	809	3,470	3,361
Advertising and promotion	612	468	2,391	2,582
Data processing	701	519	2,564	2,314
Legal & professional services	930	552	3,135	2,099
Reserve for Visa litigation	1,777	--	1,777	--
Taxes, licenses & fees	793	626	2,882	2,499
Net cost (gain) of other real estate owned	5	--	5	(11)
Other	4,398	3,098	13,580	13,761
Total noninterest expense	25,736	18,560	88,829	76,134
Income before income taxes	9,618	11,564	44,134	44,236
Provision for income taxes	2,320	3,223	11,753	12,133
Net Income	$7,298	$8,341	$32,381	$32,103

Net income per common share:
Basic	$0.41	$0.52	$1.93	$2.01
Diluted	$0.41	$0.52	$1.91	$1.99
Dividend paid per common share	$0.17	$0.15	$0.66	$0.57
Average number of common shares outstanding	17,783	15,988	16,802	15,946
Average number of diluted common shares outstanding	17,982	16,161	16,972	16,148

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)	December 31,	December 31,
(in thousands)	2007	2006
Assets
Cash and due from banks	$82,735	$76,365
Interest-earning deposits with banks	11,240	13,979
Federal funds sold	- -	14,000
Total cash and cash equivalents	93,975	104,344

Securities available for sale at fair value (amortized cost of $558,685 and $598,703 respectively)	561,366	592,858
Securities held to maturity at cost (fair value of $0 and $1,871 respectively)	- -	1,822
Federal Home Loan Bank stock	11,607	10,453
Loans held for sale	4,482	933
Loans, net of unearned income of ($3,931) and ($2,940) respectively	2,282,728	1,708,962
Less: allowance for loan and lease losses	26,599	20,182
Loans, net	2,256,129	1,688,780

Interest receivable	14,622	12,549
Premises and equipment, net	56,122	44,635
Other real estate owned	181	- -
Goodwill	96,011	29,723
Other assets	84,218	67,034
Total Assets	$3,178,713	$2,553,131

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-bearing	$468,237	$432,293
Interest-bearing	2,029,824	1,591,058
Total deposits	2,498,061	2,023,351

Short-term borrowings:
Federal Home Loan Bank advances	257,670	205,800
Securities sold under agreements to repurchase	- -	20,000
Other borrowings	5,061	198
Total short-term borrowings	262,731	225,998
Long-term subordinated debt	25,519	22,378
Other liabilities	50,671	29,057
Total liabilities	2,836,982	2,300,784

Shareholders’ equity:
Preferred stock (no par value)
Authorized, 2 million shares; none outstanding	- -	- -

	December 31,
	2007	2006
Common stock (no par value)
Authorized shares	63,034	63,034
Issued and outstanding	17,953	16,060	226,550	166,763
Retained earnings			110,169	89,037
Accumulated other comprehensive income (loss)			5,012	(3,453)
Total shareholders’ equity			341,731	252,347
Total Liabilities and Shareholders’ Equity			$3,178,713	$2,553,131